UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 2, 2007

Nexstar Broadcasting Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50478	23-3083125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Lake Carolyn Parkway, Suite 1450

Irving, Texas 75039

(Address of Principal Executive Offices, including Zip Code)

(972) 373-8800

(Registrant’s Telephone Number, including Area Code)

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Addendum to Employment Agreement—Perry A. Sook

On July 2, 2007, pursuant to authorization from the compensation committee, Nexstar Broadcasting Group, Inc. (the “Company”) entered into an addendum to the Executive Employment Agreement with Perry A. Sook, the Company’s President and Chief Executive Officer (the “Sook Employment Agreement”), dated as of January 5, 1998, and as amended on May 10, 2001, September 26, 2002 and August 25, 2003. The amendment modifies the amount of compensation payable to Mr. Sook in the event of termination of his employment upon (i) certain specified change of control transactions, (ii) termination by the Company other than for “cause” (as defined in the Sook Employment Agreement) or (iii) termination by Mr. Sook with “good reason” (as defined in the Sook Employment Agreement) to an amount equal to 200% of his base salary as in effect on the date of termination and 200% of his target bonus for the fiscal year in which such termination occurs. All other terms and conditions of the Sook Employment Agreement remain unchanged.

Addendum to Employment Agreement—Duane A. Lammers

On July 2, 2007, pursuant to authorization from the compensation committee, the Company entered into an addendum to the Executive Employment Agreement with Duane A. Lammers, the Company’s Executive Vice President and Chief Operating Officer (the “Lammers Employment Agreement”), dated as of January 5, 1998, and as amended on February 9, 2001, August 14, 2002, May 20, 2003 and August 28, 2003. To encourage the continued provision by Mr. Lammers of services to the Company, the amendment adds a retention incentive provision pursuant to which Mr. Lammers will receive a retention payment upon the successful closing of certain specified change of control transactions based on the closing sales price of the Company’s common stock on the closing date of the transaction, subject to specified anti-dilution adjustments in the event of stock splits and similar events (the “Closing Price”). Upon the successful closing of a qualified transaction, Mr. Lammers will receive a guaranteed payment of $100,000 plus one additional payment depending upon the Closing Price as follows: if the Closing Price is greater than $20.00 and less than or equal to $22.00, Mr. Lammers will receive an additional payment of $100,000; if the Closing Price is greater than $22.00 and less than or equal to $24.00, Mr. Lammers will receive an additional payment of $200,000; if the Closing Price is greater than $24.00 and less than or equal to $26.00, Mr. Lammers will receive an additional payment of $300,000; and if the Closing Price is greater than $26.00, Mr. Lammers will receive an additional payment of $400,000.

The retention payment will be in addition to the stated salary and bonus compensation to which Mr. Lammers is entitled under the Lammers Employment Agreement.

No retention payment will be paid in the event that Mr. Lammers is terminated for “cause,” he voluntarily terminates his employment or he retires or dies prior to the date on which such amount would otherwise be required to be paid. All other terms and conditions of the Lammers Employment Agreement remain unchanged.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 10-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXSTAR BROADCASTING GROUP, INC.
Dated: July 6, 2007
	By:	/s/ Matthew E. Devine
	Name:	Matthew E. Devine
	Title:	Chief Financial Officer